NutriSystem, Inc.

600 Office Center Drive

Ft. Washington, PA 19034

November 1, 2012

Via Hand Delivery

Mr. Joseph M. Redling

Dear Joe:

Reference is hereby made to the letter agreement between us dated April 4, 2012 and amended on September 27, 2012 (the "Amended Letter Agreement"). As you know, the Amended Letter Agreement contemplated the cessation of your service to the Company on the "Cessation Date," which term was defined as November 2, 2012 or such earlier date requested by the Company on 15 days prior written notice. To enable the Company to complete the hiring process for its new Chief Executive Officer, you have agreed to extend the Cessation Date to November 9, 2012.

On the Cessation Date, as redefined by this letter, your service to the Company will cease on the terms described in the Amended Letter Agreement; provided that, the date "November 2, 2012" in the second sentence of the fourth paragraph of the Amended Letter Agreement is hereby replaced with "November 9, 2012."

To confirm that this letter accurately reflects our agreement, please countersign it in the space provided below and return it to me.

Sincerely,

/s/ David D. Clark

David D. Clark

Executive Vice President & CFO

Agreed on this 1st day of November, 2012:

/s/ Joseph M. Redling___________

Joseph M. Redling